Exhibit 5.1

609 Main Street

Houston, TX 77002

United States

+1 (713) 836-3600

Facsimile +1 713-836-3610

www.kirkland.com

April 18, 2024

Global Partner Acquisition Corp II

200 Park Avenue 32nd Floor

New York, New York 10166

Re:	Global Partner Acquisition Corp II

Registration Statement on Form S-4

We have acted as special legal counsel to Global Partner Acquisition Corp II, a Cayman Islands exempted company (the “Company”), in connection with the Registration Statement on Form S-4, initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on January 12, 2024 (File No. 333-276510), as amended and supplemented through the date hereof pursuant to the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereafter referred to as the “Registration Statement”), relating to the Business Combination Agreement, dated November 21, 2023 (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”) by and among the Company, Strike Merger Sub I, Inc., a Delaware corporation and a direct and wholly owned subsidiary of the Company (“First Merger Sub”), Strike Merger Sub II, LLC, a Delaware limited liability company and direct wholly owned subsidiary of the Company (“Second Merger Sub”), and Stardust Power Inc., a Delaware corporation (“Stardust Power”). Pursuant to the Business Combination Agreement, the Company will change its jurisdiction of incorporation by discontinuing as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”). The Domestication is subject to the approval of the shareholders of the Company.

Prior to the Domestication, each Class B ordinary share, par value $0.0001 per share, of the Company (the “Class B Ordinary Shares”) outstanding will be converted into one Class A ordinary share, par value $0.0001 per share, of the Company (the “Class A Ordinary Shares”) in accordance with the Amended and Restated Memorandum and Articles of Association of the Company (the “Class B Conversion”). In connection with the Domestication, (i) each Class A Ordinary Share outstanding immediately prior to the effective time of the Domestication will be converted into one share of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), and (ii) each then-issued and outstanding whole warrant of the Company exercisable for one Class A Ordinary Share (each warrant, a “Public Warrant”) will be converted into a warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Warrant Agreement, dated as of January 11, 2021, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (as amended or amended and restated from time to time, the “Warrant Agreement,” and each converted warrant, a “Warrant”). In connection with clauses (i) and (ii) of this paragraph, each issued and outstanding unit of the Company (each unit, a “Public Unit”) that has not been previously separated into the underlying Class A Ordinary Shares and the underlying Public Warrants will be cancelled and will entitle the holder thereof to receive one share of Common Stock and one-sixth of one Warrant. Concurrently with the Domestication, the governing documents of the Company will be replaced by new governing documents of the Company, as a Delaware corporation. Following the Domestication, (i) First Merger Sub will merge with and into Stardust Power, with Stardust Power being the surviving company in the merger (the “First Merger”) and, (ii) immediately following the First Merger, and as part of the same overall transaction as the First Merger, Stardust Power will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving company of the Second Merger, and continuing as a direct, wholly-owned subsidiary of the Company. The Domestication, the Mergers and the other transactions contemplated by the Business Combination Agreement are hereinafter referred to as the “Business Combination.”

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Global Partner Acquisition Corp II

April 18, 2024

This opinion is being rendered in connection with the registration under the above-referenced Registration Statement of (i) 61,488,964 shares of Common Stock, representing (a) 5,822,362 shares of Common Stock issuable upon the conversion of Class A Ordinary Shares, (b) 100,000 shares of Common Stock issuable upon the conversion of Class B Ordinary Shares and (c) up to 45,000,000 shares of Common Stock to be issued to the equityholders of Stardust Power in connection with the Business Combination (the “Rollover Shares”); (ii) 10,566,602 shares of Common Stock to be issued upon the exercise of the Warrants (the “Warrant Shares”); and (iii) 10,566,602 Warrants.

In connection with the preparation of this opinion, we have, among other things, read:

(a)	the Business Combination Agreement, attached to the Registration Statement as Annex A and filed as Exhibit 2.1 to the Registration Statement;

(b)

the form of proposed certificate of incorporation of the Company, attached to the Registration Statement as Annex B and filed as Exhibit 3.4 to the Registration Statement, to be filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in connection with the Domestication (the “Certificate of Incorporation”);

(c)

the form of proposed bylaws of the Company, to be adopted the Company in connection with the Domestication (the “Bylaws”), attached to the Registration Statement as Annex C and filed as Exhibit 3.2 to the Registration Statement;

(d)	the form of proposed certificate of corporate domestication of the Company, to be filed with the Delaware Secretary of State (the “Certificate of Domestication”);

(e)	a copy of the Warrant Agreement, including the specimen certificate included therein;

(f)	the Registration Statement; and

(g)	such other documents, records and other instruments as we have deemed necessary or appropriate in order to deliver the opinions set forth herein.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others as to factual matters.

Subject to the assumptions, qualifications, exclusions and other limitations which are identified in this opinion, we advise you that:

1.

Upon (i) the effectiveness of the Domestication and (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State, the Class A Ordinary Shares (including the Class B Ordinary Shares that previously converted thereto) outstanding immediately prior to the effective time of the Domestication will automatically convert by operation of law, on a one-for-one basis, into duly authorized, validly issued, fully paid and non-assessable shares of Common Stock.

Global Partner Acquisition Corp II

April 18, 2024

2.

Upon (i) the effectiveness of the Domestication, (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State and (iii) the valid exercise by the holders of Warrants pursuant to the Warrant Agreement, the Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable.

3.

Upon (i) the effectiveness of the Domestication and (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State, each issued and outstanding Warrant will be a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms under the laws of the State of New York.

4.

Upon (i) the effectiveness of the Domestication, (ii) the effectiveness of the Mergers and (iii) the filing of the Certificate of Incorporation with the Delaware Secretary of State, the Rollover Shares will be duly authorized, validly issued, fully paid and non-assessable.

In addition, in rendering the foregoing opinions, we have assumed that:

(a)	Prior to effecting the Domestication and prior to the issuance of securities by the Company, the shareholders of the Company will have approved, among other things, the Domestication;

(b)

the current draft of the Certificate of Incorporation, in the form thereof submitted for our review, without alteration or amendment (other than identifying the appropriate date), will be duly authorized and executed and thereafter be duly filed with the Delaware Secretary of State in accordance with Section 103 of the Delaware General Corporation Law (the “DGCL”), that no other certificate or document, other than the Certificate of Domestication as required under Section 388 of the DGCL, has been, or prior to the filing of the Certificate of Incorporation will be, filed by or in respect of the Company with the Delaware Secretary of State and that the Company will pay all fees and other charges required to be paid in connection with the filing of the Certificate of Incorporation; and

(c)

in rendering the opinions in paragraphs 2 and 3 above, we have relied upon the opinion of Maples and Calder that the warrants of the Company, when initially issued, and the Warrant Agreement, when initially executed, were duly authorized, executed and delivered by the Company. This opinion is stated in paragraph 3.3 of the opinion letter of Maples and Calder, dated December 31, 2020, filed as Exhibit 5.2 to the registration statement on Form S-1/A filed on January 8, 2021 by the Company.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) public policy considerations which may limit the rights of parties to obtain certain remedies, (v) any requirement that a claim with respect to any security denominated in other than U.S. dollars (or a judgment denominated in other than U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law, (vi) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit and (vii) any laws except the laws of the State of New York and the DGCL. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern. We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Securities.

Global Partner Acquisition Corp II

April 18, 2024

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of New York or the DGCL be changed by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP